Exhibit 99.1

FTE Networks Announces Tender Offer to Purchase for Cash 80% to 100% of Its Outstanding Senior Secured Promissory Notes

Naples, Florida November 4, 2015 - FTE Networks, Inc. (OTCQX: FTNW) (the “Company”), today announced the commencement of a cash tender offer (the “Offer”) to purchase 80% to 100% of its outstanding Senior Secured Promissory Notes (the “Notes”). There is currently $3,514,511.88 aggregate principal amount of Notes outstanding.

In connection with the Offer, the Company also entered into a credit agreement with Jus-Com, Inc., an Indiana corporation and subsidiary of the Company, as the borrower for approximately $8 million.  Continued availability of funds pursuant to the credit agreement is subject to successful completion of the Offer, and proceeds from the credit agreement will be used to fund settlement of the Offer and to repay the Company’s current debt facility with Amerifactors Financial Group, LLC.

Details of the Tender Offer

On November 4, 2015, the Company commenced the Offer to purchase for cash, upon the terms and subject to the conditions set forth in the offer to purchase (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), up to an aggregate of $3,514,511.88 principal amount, but not less than an aggregate of $2,811,609.51 principal amount of the Notes. These amounts represent approximately 100% and 80% of the aggregate principal amount of the outstanding Notes, respectively. There is no established trading market for the Notes.

The consideration for the Notes validly tendered pursuant to the Offer is $400 per $1,000 principal amount of the Notes (the “Tender Offer Consideration”). Holders of Notes that validly tender their Notes prior to 11:59 p.m., New York City time, on November 19, 2015, will receive a premium, in addition to the Tender Offer Consideration, equal to $100 per $1,000 principal amount of the Notes validly tendered by such holders (the “Premium Consideration”), so long as such Notes are not validly withdrawn prior to the expiration of the Offer. The Offer will expire at 11:59 p.m., New York City time, on December 4, 2015, unless extended or earlier terminated.

Tendering holders of Notes that are accepted for payment will receive the Tender Offer Consideration and Premium Consideration, as applicable, for the tendered Notes on the applicable settlement date. An initial settlement date will occur on a business day the Company chooses promptly following the satisfaction or waiver of the conditions to consummation of the Offer, including the tender of 80% of the aggregate principal amount of the outstanding Notes. A final settlement date will occur promptly following expiration of the Offer. The final settlement date is expected to be the next business day following expiration of the Offer, which is expected to be December 7, 2015.

For additional information regarding the Offer, or to request copies of the Offer to Purchase and Letter of Transmittal, please contact the Company using the contact information set forth below.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The solicitation of offers to buy the Notes is only being made pursuant to the terms of the Offer to Purchase and the Letter of Transmittal. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities laws of any such jurisdiction. The Company is not making any recommendation as to whether or not holders should tender their Notes in connection with the Offer.

Company Contact Details:

FTE Networks, Inc.

999 Vanderbilt Beach Rd., Suite 601

Naples, Florida 34108

(877) 878-8136

Email: ir@ftenet.com

Investor Relations Contact:

Porter, LeVay & Rose

Michael Porter or Matthew Abenante

(212) 564-4700

Email: matthew@plrinvest.com

About FTE Networks, Inc.

FTE Networks is a vertically integrated company with an international footprint. Since its inception, FTE Networks has steadily advanced its management, operational and technical capabilities to become a leading provider of services to the telecommunications and wireless sector with a focus on turnkey solutions. FTE Networks provides a comprehensive array of services centered on quality, efficiency and customer service.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of FTNW. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTNW's current expectations and beliefs concerning future developments and their potential effects on FTNW. There is no assurance that future developments affecting FTNW will be those anticipated by FTNW. FTNW undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.